Exhibit 99

Martie Vlcek                                                                                                                          Dan Matsui/Gene Heller

Chief Financial Officer                                                                                                         Silverman Heller Associates

(702) 212-4530                                                                                                                       (310) 208-2550

WIN WIN GAMING, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

Las Vegas— June 9, 2006—Win Win Gaming, Inc. (Company) (WNWN.OB) announced the appointment of Martie Vlcek as chief financial officer.

Ms. Vlcek brings more than 20 years of financial expertise in a wide range of domestic and international business segments including gaming, entertainment, and manufacturing. From 2002 through early 2005 she served as director of finance and vice president of finance for Bally Gaming, Inc., then a subsidiary of what is now Bally Technologies, Inc., which designs, manufactures, operates, and distributes advanced gaming devices, systems, and technology solutions worldwide. At Bally, in addition to her domestic responsibilities, she supervised finance and accounting for Bally’s business activities in France, Germany, South America, and the United Kingdom. Prior to Bally, Vlcek served as controller and was promoted to chief financial officer at PDS Gaming Corp., a slot machine leasing company serving the gaming industry. From 1990 to 1993 she was a senior accountant at Deloitte and Touche. Prior to Deloitte she served as production controller for Guber/Peters Productions, where she managed the accounting for several television game shows, including “The Dating Game,” “The Newlywed Game,” and “The Gong Show.” Vlcek earned a bachelor of science degree in accouting from the University of Nevada—Reno.

Patrick Rogers, Win Win Gaming chief executive officer, commented: “We are very pleased to welcome Martie to the Win Win management team. Her extensive experience in the gaming industry and international markets, and her familiarity with the entertainment industry, make her an excellent fit for the Company’s strategic direction and business initiatives.”

Larry Goldman, Win Win’s former chief financial officer, resigned to pursue other businss opportunities. He will assist during the transition period and continue to support the Company as a consultant in an advisory capacity.

About Win Win Gaming, Inc.

Win Win Gaming Inc. develops mobile and lottery game content under agreements with sports, entertainment, and government/public-welfare entities. Services and support include marketing, content creation, design, promotions, operations management, technology, and infrastructure for specific customer/market requirements. For more information visit www.winwininc.com.

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